Exhibit 10.2

AMENDMENT NO. 1 TO CONVERTIBLE PROMISSORY NOTE

This Amendment No. 1 to Convertible Promissory Note (this “Amendment”), dated as of March 21, 2026, is issued by CIMG Inc., a Nevada corporation (the “Company”) to [   ] (the “Holder”) in connection with the amended and restated convertible note and warrant purchase agreement dated hereof.

WHEREAS, the Company issued to the Holder that certain Convertible Promissory Note, dated February 13, 2026, in a principal amount of $400,000 (the “Note”), pursuant to that certain Convertible Note and Warrant Purchase Agreement, dated as of February 11, 2026, by and among the Company and the investors party thereto.

NOW, THEREFORE, for good and valuable consideration and in light of the Delisting, the Company hereby agrees to make changes to the Note as follows:

1. Amendment to Section 2(a) of the Note.

Section 2(a) of the Note is hereby amended and restated in its entirety to read as follows:

(a) Conversion. Subject to the receipt of Stockholder Approval (as defined below), at the election of the Holder, upon delivery of a written conversion notice (in the form attached hereto as Exhibit A-1) to the Company at least one (1) business day prior to the proposed conversion date (the “Conversion Date”), all or any portion of the outstanding principal amount and all accrued and unpaid interest under this Note (the “Conversion Amount”) shall be converted into shares of common stock of the Company, $0.00001 par value per share (the “Common Stock”) of the Company or such other securities or property for which this Note may become convertible as a result of any adjustment described in Section 2(b), at a price per share equal to the Conversion Price. Notwithstanding anything to the contrary herein, the Note shall not be convertible prior to the Stockholder Approval. “Conversion Price” shall mean, with respect to any conversion of this Note, the VWAP of the Common Stock for the ten (10) consecutive Trading Days ending on (and including) the Trading Day immediately prior to the Conversion Date; provided, however, that in no event shall the Conversion Price be less than $0.10 per share (the “Floor Price”), subject to adjustment pursuant to Section 2(b).

For the purpose of this Note, “Stockholder Approval” shall mean the approval of the Company’s stockholders required for the transactions contemplated hereby, including pursuant to applicable Nasdaq rules (if applicable).

For the purpose of this Note, “Trading Market” shall mean the principal U.S. securities exchange or trading market on which the Common Stock is listed or quoted for trading, including any OTC market on which the Common Stock is quoted for trading.

For the purpose of this Note, “VWAP” shall mean, for any Trading Day, the volume weighted average price of the Common Stock for such Trading Day as reported by Bloomberg L.P. (or, if Bloomberg ceases to report such price, any successor reporting service reasonably acceptable to the Company and all Investors). “Trading Day” shall mean any day on which the Common Stock is listed or quoted and traded on its principal Trading Market; provided, however, that if the Common Stock is not listed or quoted on any Trading Market, then “Trading Day” shall mean any Business Day.

2. No Other Amendments.

Except as expressly amended by this Amendment, the Note shall remain unmodified and in full force and effect in accordance with its terms.

3. Miscellaneous.

(a) This Amendment shall be deemed part of, but shall take precedence over any inconsistent provision of, the Note.

(b) This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(c) This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflicts of law.

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COMPANY:

For and on behalf of
CIMG INC., a Nevada corporation

Name:	Jianshuang Wang
Title:	Chief Executive Officer

[Signature Page to Amendment]

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